CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 (No. 333-190642) and on Form S-8 (No 333-120057, No. 333-138456, No. 333-140627, No. 333-161355, No. 333-162844, No. 333-170619 and No. 333-190640) of AngioDynamics, Inc. of our report dated August 14, 2014, except for the effects of the revision discussed in Note R to the consolidated financial statements and the matter described in the penultimate paragraph of Management's Report on Internal Control Over Financial Reporting, as to which the date is January 7, 2015, relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K/A.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
January 7, 2015